UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                     (Amendment No. ___________________)*


                            OMNICOMM SYSTEMS, INC
--------------------------------------------------------------------------------
                               (Name of Issuer)

                    COMMON STOCK, PAR VALUE $.001 PER SHARE
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  68212U 10 4
--------------------------------------------------------------------------------
                                (CUSIP Number)

                                 March 3, 1999
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this schedule is filed:

[X]  Rule 13d-1(b)
[_]  Rule 13d-1(c)
[_]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 68212u 10 4
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      NAME OF REPORTING PERSON
 1.   S.S., or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Randall  G. Smith
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3.


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Davie, Florida
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                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          948,546
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          948,546
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      948,546
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      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
10.
                                                                    [x]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      11.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON(SEE INSTRUCTIONS)
12.
      IN
------------------------------------------------------------------------------



Item 1.  (a)  Name of Issuer: OMNICOMM SYSTEMS, INC.
         (b)  Address of principal executive offices of the Issuer:
              2555 DAVIE ROAD, SUITE 110-B
              MIAMI, FL 33133

Item 2.  (a)  Name of Person Filing: RANDALL G. SMITH
         (b)  Address of Principal Business Office:
              2555 DAVIE ROAD, SUITE 110-B
              MIAMI, FL 33133

         (c)  Citizenship:  U.S.A.

         (d)  Title of Class of Securities:  Common Stock, PAR VALUE $.001
              PER SHARE

         (e)  CUSIP Number (of person filing): 68212 u 10 4

Item 3.  Not Applicable.

Item 4.  Ownership

         (a)  Amount beneficially owned: 948,546

         (b)  Percent of Class: 11.4%

         (c)  Number of shares as to which the person has:

              (i)   Sole power to vote or to direct the vote: 948,546
              (ii)  Shared power to vote or to direct the vote:  -0-
              (iii) Sole power to dispose or to direct the disposition of:
                    948,546
              (iv)  Shared power to dispose or to direct the disposition of: -0-

Item 5.  Ownership of Five Percent or Less of a Class: Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person: Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not Applicable.

Item 8.  Identification and Classification of Members of the Group: Not
         Applicable.

Item 9.  Notice of Dissolution of a Group:  Not Applicable.

Item 10. Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     NOVEMBER 13, 2001
                                     ------------------
                                            Date

                                     /S/ RANDALL G. SMITH
                                     --------------------
                                          Signature

                                     RANDALL G. SMITH, VICE PRESIDENT
                                     --------------------------------
                                         Name/Title